Exhibit 99.1

1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Press Release
Knoll Reports Second Quarter Results
•Strong work from home results and channel diversification help to mitigate workplace declines
•Implemented $50M of annualized operating expense reductions
•$164 million preferred stock issuance closed on July 21, 2020, enhancing liquidity and reducing debt
EAST GREENVILLE, PA, July 23, 2020 -- Knoll, Inc. (NYSE: KNL), a leading designer and manufacturer of furnishings, textiles and fine leathers for the workplace and home, today announced results for the second quarter ended June 30, 2020.
Second Quarter Highlights Versus Prior Year
Net Sales decreased 25.4% to $274.1M
GAAP Gross Margin decreased 340 bps to 34.9%
Adjusted Gross Margin decreased 310 bps to 35.2%
GAAP Net Earnings decreased $31.2M to ($9.6M) or (3.5)% of net sales
Adjusted EBITDA decreased $22.8M to $25.6M or 9.3% of net sales
GAAP Diluted EPS decreased $0.64 to ($0.20)
Adjusted Diluted EPS decreased $0.29 to $0.19
This release contains non-GAAP financial measures. Please refer to the Reconciliations of Non-GAAP Financial Measures section for reconciliations to the most directly comparable GAAP measure.

To Our Fellow Shareholders:

The second quarter of 2020 was unlike any quarter we have ever experienced. It was a true test of our people, culture, agility and strategy. In that context, we are pleased to report solidly profitable adjusted second quarter results as well as the progress we have made responding to the Covid-19 pandemic and its impact on our communities, our people and our clients.

Our Covid Game Plan
From the start of the pandemic, our focus was four-fold.
•First, keep our people around the world as safe as possible while maintaining as much of our operational capabilities as government mandates and safe working practices would allow.
•Second, protect our financial position, maximizing liquidity and scaling the business to ensure we remained profitable and cash flow positive.
•Third, lean into the marketplace challenges in front of us with the thought leadership and product support to help our workplace clients retrofit and reimagine their offices for return to work and work from home.
•And fourth, leverage our brand reputation, broad product offering, multichannel platform and marketing capabilities in the residential space – in short, taking advantage of the pivot to work from home and the increased focus on residential life resulting from our working, schooling and exercising where we live.

We believe that those businesses with a brand reputation like Knoll, founded on the belief that good design transcends rigid boundaries of where we live and work – backed up by a broad and growing range of products and price points, with multiple physical and digital paths to market and lean agile cost structures – will be the ultimate victors during this unique time.

It is also an interesting moment where more fluid and affordable contemporary live-work brands like Muuto and Fully can thrive. For the past three years, as we rode the wave of resimercialization of the workplace in North America, we focused, with great success, on driving Muuto through our contract dealer channel. Earlier this month, we expanded Muuto’s reach through our own direct-to-consumer e-commerce channel at knoll.com, pairing the brand’s crossover designs with an expanded range of Knoll products for the home office as well as living and dining spaces with free shipping in 1-3 days. Both Fully’s position and the Knoll + Muuto initiative also enable us to take these brands’ direct-to-consumer ergonomic offerings to our corporate clients, providing their employees with online access to the right furniture for working from home. However the future plays out, we think we are uniquely positioned to succeed with our range of brands and price points.

Keeping Our People Safe While Maintaining Our Operational Capabilities
Today, across our manufacturing and distribution operations, we are 100% operational. What started with supply chain challenges in China eventually became plant shutdowns in Italy and then disruptions in North America. While our principal North American plants remained open, our HOLLY HUNT operations in Texas and Illinois were the most affected this quarter, as was DatesWeiser in Buffalo. Today, all of these facilities are back online, and we are working through a decent backlog in these businesses. Perhaps most impressive was our operations team’s terrific work in completing the closure and sale of our Grand Rapids, MI facility while moving the operations to our plants in Muskegon, MI and East Greenville, PA during the pandemic. By implementing safe working practices, including masks, social distancing and temperature checks, we have been able, with a few exceptions, to keep our manufacturing associates safe and well.

Our showrooms globally were also mostly closed during the second quarter. Our sales teams made extensive use of web conferencing, supporting clients, the design community and dealers with virtual rendering tools and material samples from our warehouses. Today, most of our principal showrooms and our Knoll Home Design shop in New York are back open, in many cases by appointment only. Our sales teams are also in the process of transitioning back to our offices where allowed by government mandates. The good news is that we can now accommodate client visits around the world, and we have seen a nice improvement in orders activity and mock-ups consistent with these reopenings.

Maximizing Liquidity and Scaling Knoll to Ensure We Remain Profitable and Cash Flow Positive
We took immediate action at the start of the pandemic to maximize our liquidity and protect our free cash flow. These steps included aggressive use of furloughs where we were unable to operate, salary freezes, suspension of 401k contributions and ultimately the elimination of approximately 400 positions across Knoll. Together with reductions in T&E and other programmatic spending, we reduced our run rate costs by approximately $50 million. Additionally, to maximize liquidity, we reduced our dividend by 76%, lowered planned CAPEX by approximately $20 million, worked with our landlords to defer rent payments and offered our dealers enhanced credit terms to maximize receivables. We also took advantage of CARES Act provisions, including payroll tax deferrals and the Employee Retention Credit, and Canada Emergency Wage Subsidies.

While we were confident that these actions would have a meaningfully positive impact on our financial position, on June 23, 2020 we also announced an agreement to issue $164.0 million of convertible preferred stock to a subsidiary of Investindustrial VII L.P. This preferred stock carries a 4.5% dividend and an initial conversion price of $16.75, a 45% premium to our then thirty-trading day volume-weighted average price. With this additional capital, we have over $350.0 million in liquidity and our leverage ratio on a pro forma basis, utilizing the proceeds of this investment to reduce debt, would have been approximately 1.94:1 at the end of the second quarter, well below our 4.0:1 covenant that runs through the August 2024 expiration of our credit facility. This transaction closed on July 21, 2020, positioning us with a fortress balance sheet such that we are confident that we will continue to have the resources to execute our strategic plan in the face of an uncertain macroeconomic environment.

Helping Our Clients Retrofit and Reimagine Their Offices for Return to Work and WFH
We believe that the death-of-the-office story has been told many times over the years, and yet the workplace has always and always will play a pivotal role in how businesses organize their activities. Post 9/11 we were told that no one would work in skyscrapers again. Over the past few years, the common wisdom has been that we would operate out of co-working spaces – and today, we hear that we are going to be working from home forever.

Simply put, there is no alternative that can replace the mix of culture, connectivity, creativity and community that the office enables. We think Lucy Kellaway’s recent commentary in the Financial Times captures the importance of the office perfectly. She writes: “The most important thing – which should make the office less an employer’s white elephant than its biggest bargain – is that it gives work its meaning…meaning comes largely from physical proximity to your colleagues.” Without an office, she continues, “it is hard to know how a company could ever create any sort of culture or any fellow feeling – let alone loyalty.”

And we all know now from personal experience the limits of working from home, including the social isolation, breakdown of any work/life boundaries, physical discomfort and the exacerbation of social inequality. It’s no wonder many of the surveys we have seen show the vast majority of office workers crave a return to the workplace.

The workplace in a Covid-19 environment will no doubt be different, but it will still be there. Over the past three months our workplace sales, marketing, design and product development teams have quickly pivoted to engage with and support our clients, dealers and the architecture and design community, virtually leveraging investments we have made in digital visualization technologies and rapid product development.

•First, we have helped clients pivot to work from home solutions for their employees by offering special access to Fully’s height adjustable tables, ergonomic chairs and accessories.
•Second, we have engaged with clients to retrofit their workplaces with screens and other products to support safe return to work tools and layouts.
•And we have offered thought leadership through innovative multi-day virtual events like our online Knoll Design Days that connected with over 17,000 unique visitors, well in excess of the number of folks who visit our Chicago Fulton Market space around our annual industry trade show.
•Finally, we are helping clients reimagine what the workplace of tomorrow will look like, integrating workplace strategies ranging from work from home to satellite offices and co-working spaces to headquarters. This includes utilizing a mix of physical furnishings like our Rockwell Unscripted soft architecture, which creates open ceiling and socially distant and healthy meeting spaces in combination with digital tools for remote workers, creating what we are calling the “phygital” workplace. The one thing we do know is that change has always created demand for our products in the long-term, and we see this time as being no different – with the opportunity to furnish more typologies of spaces than ever before.

Leveraging Our Brands and Omnichannel Capabilities to Support Work from Home and Investments in Domestic Spaces
For the past few years, the home has increasingly influenced workplace design. Now the workplace is influencing the home as our bodies suffer from the lack of ergonomic furnishings we have grown accustomed to in our offices. Like never before, these previously disparate realms are coming closer together. Our history and brands bridge and inform both worlds in a way that is singularly unparalleled. A case in point is the explosive growth we have seen in our e-commerce business led by last year’s acquisition of Fully. In the second quarter, Fully saw a more than 200% jump in traffic to its Fully.com web site and a 148% increase in e-commerce orders as consumers moved quickly to set up ergonomic home offices with height adjustable desks and chairs. Encouragingly, traffic and dollar growth has remained strong through the quarter and we see real legs here as work from home increasingly is part of the workplace mix.

As we noted, on July 6 we launched a dramatic enhancement to our own Knoll.com website, complementing our brick and mortar showrooms and New York and LA shops with free 1-3 day delivery of a broad range of height adjustable desks, ergonomic chairs and accessories plus the North American online premier of Muuto, making this brand now directly accessible in 1-3 days. Combined with in-stock KnollStudio offerings, we can help consumers with their home offices at good, better and best price points and also furnish living, dining and outdoor parts of the home as well.

Furthermore, we are also well positioned with residential furnishings moving up consumers’ discretionary ladder with HOLLY HUNT and KnollStudio. In fact, today with work from home e-commerce representing approximately 10% of our sales and our high design residential brands representing another 15%, we are as diversified as we have ever been.

Financial Results
The benefits of all these initiatives are clearly visible in our second quarter financial results where our revenue declined less than the industry and we remained solidly profitable on an adjusted basis. On the top line, sales of $274.1 million were down 25% versus the prior year as early quarter weakness, driven by the shutdown in Italy and at HOLLY HUNT were partially mitigated by the explosive growth in our Fully e-commerce work from home division and our own Knoll.com sales platform. Office segment sales declined by 19%, or 29% organically, bolstered by the inclusion of the full quarter of Fully’s work from home e-commerce sales. Lifestyle sales declined 35% as near total shutdowns in Europe and at HOLLY HUNT impacted our ability to manufacture and deliver product. From an end market standpoint, Residential sales, which represented approximately 25% of this quarter’s sales, including Fully, were a highlight only declining 3% compared to a 30% decline in Workplace activity.

As anticipated, we experienced negative deleveraging of 47% on the gross margin line, as we were impacted by absolute closures in some locations, and 24% on the adjusted EBITDA line as stringent operating expense controls kept us in the range of our 20-30% deleveraging expectations. This helped us keep adjusted EBITDA margins just under 10%, and leverage at 2.93:1 compared to our 4.0:1 covenant. Adjusted EPS of $0.19 was solid given the magnitude of the disruption we experienced due to Covid-19.

After brutal incoming orders declines in April and May, we saw a nice sequential and across the board improvement in June in terms of both a reduction in the rate of decline and an improvement in absolute orders dollars. This also validated trends we saw develop in the quarter where the contract office business has understandably been the weakest performer with orders declining at a rate of 30% plus. Our residential business has steadily improved as stay in place orders were lifted and individuals focused on improving their home environments, declining in the mid-single to low teens, and then e-commerce performing the best as work from home online demand has popped, growing 130%.

We expect these trends to remain in place for the balance of the year. Looking ahead, this suggests a back half sales decline of approximately 20% over prior year for Knoll, Inc., thanks to our strong residential and work from home mix and channel diversification, continuing to outperform contract furniture data.

Commitment to Diversity
Let us close by commenting on our commitment to diversity and inclusion and creating opportunities for associates of color at Knoll, building on our leadership in LGBTQ equality. Modernism in design was born as a means toward social good, and Knoll was founded on the principal that modern design could make a difference in improving the quality of the way we live and work. By extension, good design is agnostic about the color of one’s skin, responding to the universal desire for utility, joy and beauty. With so many suffering, we are taking this moment at Knoll to recommit ourselves to leveraging the power of design to build a fairer world and a Knoll that is more reflective of the communities where we live and work. We look forward to working with our Knoll Diversity and Inclusion Council to make meaningful progress here in the months ahead.

In Closing
Across our constellation, Knoll associates are demonstrating their commitment to teamwork and client service, many in ingenious and new ways. We deeply appreciate how hard everyone at Knoll is working and want to thank them for all they are doing. Be safe and thank you for your continued ownership and interest in Knoll.

Andrew B. Cogan    Charles W. Rayfield
Chairman and Chief Executive Officer Senior Vice President and Chief Financial Officer

Business Segment Results
The Company has two reportable segments: Office and Lifestyle. The Office reportable segment is comprised of the operations of the Office operating segment. The Lifestyle reportable segment is an aggregation of the Lifestyle, Europe, and Muuto operating segments. All unallocated expenses are included within Corporate.
The Office segment includes a complete range of workplace products that address diverse workplace planning paradigms in North America and Europe. These products include: systems furniture, seating, storage, tables, desks and accessories as well as the international sales of our Office products. The Office segment includes DatesWeiser and Fully. DatesWeiser is known for its sophisticated meeting and conference tables and credenzas, sets a standard of design, quality and technology integration. Fully is an ecommerce furniture brand selling height-adjustable desks, ergonomic chairs and accessories principally for individual home offices and small businesses.
The Lifestyle segment includes KnollStudio®, HOLLY HUNT®, Muuto®, KnollTextiles®, Spinneybeck® (including Filzfelt®), and Edelman® Leather. KnollStudio products, which are distributed in North America and Europe, include iconic seating, lounge furniture, side, cafe and dining chairs as well as conference, training and dining and occasional tables. HOLLY HUNT® is known for high quality residential furniture, lighting, rugs, textiles and leathers. The KnollTextiles®, Spinneybeck® (including Filzfelt®), and Edelman® Leather businesses provide a wide range of customers with high-quality fabrics, felt, leather and related architectural products. Muuto® rounds out the Lifestyle segment with its ancillary products and affordable luxury furnishings to make the Lifestyle segment an all-encompassing “resimercial”, high-performance workplace, from uber-luxury living spaces to affordable luxury residential living.
The tables below present the Company’s segment information with Corporate costs excluded from operating segment results.

	Three Months Ended June 30,
Net sales (in millions)	2020	2019
Office	$180.3	$223.2
Lifestyle	93.8	144.1
Total net sales	$274.1	$367.3

	Three Months Ended June 30,
Operating profit (in millions)	2020	2019
Office	$0.8	$14.3
Lifestyle	9.1	25.6
Corporate	(20.0)	(6.0)
Total operating profit	$(10.1)	$33.9

	Three Months Ended June 30,
Adjusted EBITDA(1) (in millions)	2020	2019
Office	$16.0	$21.9
Lifestyle	11.8	31.0
Corporate	(2.2)	(4.5)
Total adjusted EBITDA	$25.6	$48.4
(1) See Reconciliation of Non-GAAP Financial Measures below.

Reconciliation of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") in the statements of income, balance sheets, or statements of cash flow of the company. Pursuant to applicable reporting requirements, the company has provided reconciliations below of non-GAAP financial measures to the most directly comparable GAAP measure.
The non-GAAP financial measures presented within the Company's earnings release are not indicators of our financial performance under GAAP and should not be considered as an alternative to the applicable GAAP measure. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating these non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this press release. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence to our GAAP results and using non-GAAP measures only as supplemental presentations.
The non-GAAP measures presented are utilized by management to evaluate the Company's business performance and profitability by excluding certain items that may not be indicative of our recurring core business operating results. The Company believes that these measures provide additional clarity for investors by excluding specific expenses in an effort to show comparable business operating results for the periods presented.
The following table reconciles reported Net Sales Growth to Organic Net Sales Growth.

Three Months Ended	Net Sales Growth	Acquisition Impact	Organic Net Sales Growth
June 30, 2020
Office Segment	(19.2)%	(9.7)%	(28.9)%
Lifestyle Segment	(34.9)%	—%	(34.9)%
Total Knoll Inc.	(25.4)%	(5.9)%	(31.3)%
The following table reconciles Gross Profit and Margin to Adjusted Gross Profit and Margin for the periods indicated.

	Three Months Ended June 30,
	2020	2019
	($ in millions)

Gross profit	$95.8	$140.7
Add back:
Restructuring charges(1)	0.8	—
Adjusted gross profit	$96.6	$140.7
Net Sales	$274.1	$367.3
Gross Profit %	34.9%	38.3%
Adjusted Gross Profit %	35.2%	38.3%
(1) Restructuring charges were related to dispositions of certain fixed assets associated with the closure of the Company's Grand Rapids manufacturing plant and $0.3M of accelerated depreciation.

The following table reconciles Operating Expenses to Adjusted Operating Expenses for the periods indicated.

	Three Months Ended June 30,
	2020	2019
	($ in millions)

Operating expenses	$105.9	$106.8
Less:
Acquisition related expenses(1)	12.4	0.1
Acquisition related amortization	2.3	2.1
Restructuring charges(2)	8.6	—
Adjusted operating expenses	$82.6	$104.6
Net Sales	$274.1	$367.3
Operating Expenses as a Percentage of Net Sales	38.6%	29.1%
Adjusted Operating Expenses as a Percentage of Net Sales	30.1%	28.5%
(1) Acquisition related expenses during the second quarter of 2020 were related to the remeasurement of an acquisition related contingent liability.
(2) Restructuring charges during the second quarter of 2020 were related primarily to expenses to execute previously announced actions to close the Company's Grand Rapids manufacturing plant and severance costs for the Covid-19 related workforce reduction, partially offset by a gain of $1.2 million on the sale of the Grand Rapids manufacturing plant.
The following tables reconcile Operating Profit to Adjusted EBITDA by business segment for the periods indicated.

	Three Months Ended June 30, 2020
	Office	Lifestyle	Corporate	Knoll, Inc.
	($ in millions)

Operating profit (loss)	$0.8	$9.1	$(20.0)	$(10.1)
Add back:
Restructuring charges(1)	5.6	—	3.5	9.1
Acquisition related expenses(2)	—	—	12.4	12.4
Depreciation and amortization	6.8	4.0	0.1	10.9
Stock compensation	2.0	(0.6)	1.8	3.2
Other income items	0.8	(0.7)	—	0.1
Adjusted EBITDA (loss)	$16.0	$11.8	$(2.2)	$25.6
Net sales	$180.3	$93.8	—	$274.1
Operating profit %	0.4%	9.7%	N/A	(3.7)%
Adjusted EBITDA %	8.9%	12.6%	N/A	9.3%
(1) Restructuring charges during the second quarter of 2020 were related primarily to expenses to execute previously announced actions to close the Company's Grand Rapids manufacturing plant and severance costs for Covid-19 related workforce reduction, partially offset by a gain on the sale of the Grand Rapids manufacturing plant. Accelerated depreciation restructuring charges are shown above within "Depreciation and amortization".
(2) Acquisition related expenses during the second quarter of 2020 were related to the remeasurement of an acquisition related contingent liability.

	Three Months Ended June 30, 2019
	Office	Lifestyle	Corporate	Knoll, Inc.
	($ in millions)

Operating profit (loss)	$14.3	$25.6	$(6.1)	$33.9
Add back:
Acquisition related expenses	—	0.1	—	0.1
Depreciation and amortization	6.1	3.5	0.1	9.7
Stock compensation	0.5	0.9	1.0	2.4
Other income items	1.0	0.9	0.3	2.2
Adjusted EBITDA (loss)	$21.9	$31.0	$(4.6)	$48.3
Net sales	$223.2	$144.1	0	$367.3
Operating profit %	6.4%	17.8%	N/A	9.2%
Adjusted EBITDA %	9.8%	21.5%	N/A	13.2%

The following table reconciles Net Earnings to Adjusted EBITDA for the periods indicated.

	Three Months Ended June 30,
	2020	2019
	($ in millions)

Net earnings attributable to Knoll, Inc. stockholders	$(9.6)	$21.7
Add back:
Income tax expense	(6.3)	7.2
Interest expense	4.6	5.5
Depreciation and amortization	10.9	9.7
Stock compensation	3.3	2.4
Other non-cash items	0.4	1.2
Restructuring charges(1)	9.1	—
Acquisition related expenses(2)	12.4	0.1
Pension settlement charge(3)	0.8	0.5
Adjusted EBITDA	$25.6	$48.3
Net sales	$274.1	$367.3
Net earnings %	(3.5)%	5.9%
Adjusted EBITDA %	9.3%	13.2%
(1) Restructuring charges during the second quarter of 2020 were related primarily to expenses to execute previously announced actions to close the Company's Grand Rapids manufacturing plant and severance costs for Covid-19 related workforce reduction, partially offset by a gain on the sale of the Grand Rapids manufacturing plant. Accelerated depreciation restructuring charges of $0.3M are shown above within "Depreciation and amortization".
(2) Acquisition related expenses during the second quarter of 2020 were related to the remeasurement of an acquisition related contingent liability.
(3)The Company incurred settlement charges in connection with cash payments of lump sum elections related to the Company's pension plan.
The following table reconciles Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share for the periods indicated.

	Three Months Ended June 30,
	2020	2019

Diluted (loss) earnings per share	$(0.20)	$0.44
Add back:
Acquisition related expenses(1)	0.25	0.01
Acquisition related amortization	0.05	0.03
Restructuring charges(2)	0.19	—
Pension settlement charge(3)	0.02	0.01
Less:
Tax effect of non-GAAP adjustments(4)	0.12	0.01
Adjusted diluted earnings per share	$0.19	$0.48
(1) Acquisition related expenses during the second quarter of 2020 were related to the remeasurement of an acquisition related contingent liability.
(2) Restructuring charges during the second quarter of 2020 were related primarily to expenses to execute previously announced actions to close the Company's Grand Rapids manufacturing plant and severance costs for Covid-19 related workforce reduction, partially offset by a gain on the sale of the Grand Rapids manufacturing plant.
(3) The Company incurred settlement charges in connection with cash payments of lump sum elections related to the Company's pension plan.
(4) Tax effect of non-GAAP adjustments was calculated using the applicable blended statutory tax rate for the jurisdiction in which the adjustment occurred.
The following table shows Workplace and Residential Sales by segment for the periods indicated.

	Three Months Ended June 30, 2020			Three Months Ended June 30, 2019
	Office	Lifestyle	Knoll, Inc.	Office	Lifestyle	Knoll, Inc.
	($ in millions)			($ in millions)

Workplace Sales	$159.5	$50.1	$209.6	$223.2	$77.5	$300.7
Residential Sales	20.8	43.7	64.5	—	66.6	66.6
Total Net Sales	$180.3	$93.8	$274.1	$223.2	$144.1	$367.3

Workplace Growth vs Prior Year	(28.5)%	(35.4)%	(30.3)%
Residential Growth vs Prior Year	100.0%	(34.4)%	(3.2)%
Workplace Percentage of Sales	88.5%	53.4%	76.5%	100.0%	53.8%	81.9%
Residential Percentage of Sales	11.5%	46.6%	23.5%	0.0%	46.2%	18.1%

The following table reconciles Knoll, Inc. Debt Leverage Ratio to Proforma Debt Leverage Ratio for the periods indicated.

Three Months Ended June 30, 2020	Debt Leverage Ratio	Proforma Reduction(4)	Proforma Debt Leverage Ratio
($ in millions)
Outstanding Debt Level(1)	$480.6	$(164.0)	$316.6

LTM Net Earnings(2)	$26.7		$26.7
LTM Adjustments
Interest	20.5		20.5
Taxes	(0.5)		(0.5)
Depreciation and Amortization	0.4		0.4
Non-cash Items and Other(3)	0.8		0.8
LTM Adjusted EBITDA(2)	$47.9		$47.9
Debt Leverage Ratio	2.9x		1.9x
(1)Outstanding debt levels include outstanding letters of credit and guarantee obligations. Per the terms of the credit facility filed with the Securities and Exchange Commission on January 25, 2018, and amended on August 26, 2019, cash up to $15.0M reduces the outstanding debt level.
(2) LTM adjusted EBITDA is calculated in accordance with the Company's credit facility and includes the impact of proforma LTM Net Earnings from the Fully acquisition.
(3) Non-cash and other items include, but not limited to, product discontinuation charges, acquisition related inventory adjustments, asset impairment charges, restructuring charges, debt refinancing fees, acquisition related expenses, stock-based compensation expenses, and unrealized gains and losses on foreign exchange
(4) Proforma reduction reflects what the outstanding debt level would have been if the $164 million proceeds from the issuance of preferred equity used to pay down outstanding debt as of June 30, 2020.

Cautionary Statement Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “goals,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry, our plans for reduced capital and operating expenditures and enhanced liquidity measures, our integration of acquired businesses, our supply chain and manufacturing footprint optimization plans, and our expectations with respect to the payment of future dividends and leverage. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed furniture and interior solutions, changes in the competitive marketplace, changes in the trends in the market for furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, our success in designing and implementing our new enterprise resource planning system, our ability to successfully integrate acquired businesses, our supply chain optimization initiatives, the uncertainty and ultimate economic impact of the COVID-19 pandemic, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.
Contacts
Investors:
Charles Rayfield
Senior Vice President and Chief Financial Officer
Tel 215 679-1703
crayfield@knoll.com

Media:
David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

Q&A Conference Call Information
Knoll will host a live question and answer conference call on Thursday, July 23, 2020 at 5:30 p.m. ET.
The conference call may also be accessed by dialing:
North America (844) 778-4138
International   (661) 378-9550
Q&A Conference ID  7987923
A replay of the Q&A conference call will be available through July 30, 2020 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 7987923, as well as on the Company's investor relations website through October 23, 2020.

About Knoll
Knoll, Inc. is a constellation of design-driven brands and people, working together with our clients to create inspired modern interiors. Our internationally recognized portfolio includes furniture, textiles, leathers, accessories, and architectural and acoustical elements. Our brands — Knoll Office, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck | FilzFelt, Edelman Leather, HOLLY HUNT, DatesWeiser, Muuto, and Fully — reflect our commitment to modern design that meets the diverse requirements of high performance workplaces and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll, Inc. is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve the Leadership in Energy and Environmental Design (LEED) workplace certification. Our products can also help clients comply with the International Living Future Institute to achieve Living Building Challenge Certification, and with the International WELL Building Institute to attain WELL Building Certification. Knoll, Inc. is the founding sponsor of the World Monuments Fund Modernism at Risk program.

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30, 2020
	2020	2019	2020	2019

Net sales	$274.1	$367.3	$614.1	$700.1
Cost of sales	178.3	226.7	396.1	435.6
Gross profit	95.8	140.7	218.0	264.5
Selling, general, and administrative expenses	97.3	106.8	200.5	201.3
Restructuring charges	8.6	—	16.2	0.1
Operating (loss) profit	(10.1)	33.9	1.3	63.1
Pension settlement charges	0.8	0.5	1.5	0.6
Interest expense	4.6	5.5	9.5	10.7
Other expense (income), net	0.4	(1.0)	(0.9)	(1.6)
(Loss) income before income tax expense	(15.9)	28.9	(8.8)	53.4
Income tax (benefit) expense	(6.3)	7.3	(10.1)	13.8
Net (loss) earnings	$(9.6)	$21.6	$1.3	$39.6

(Loss) earnings per share:
Basic	$(0.20)	$0.44	$0.03	$0.81
Diluted	$(0.20)	$0.44	$0.03	$0.80

Weighted-average shares outstanding (in thousands):
Basic	49,084	48,855	49,029	48,815
Diluted	49,084	49,314	49,507	49,253

KNOLL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	June 30, 2020	December 31, 2019

ASSETS
Current assets:
Cash and cash equivalents	$7.8	$8.5
Customer receivables, net	91.7	107.4
Inventories, net	202.7	195.9
Prepaid and other current assets	42.2	28.8
Total current assets	344.4	340.6
Property, plant, and equipment, net	226.0	239.0
Goodwill and intangible assets, net	676.1	680.3
Right-of-use lease assets	112.6	94.4
Other non-current assets	2.3	3.6
Total assets	$1,361.4	$1,357.9
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$17.1	$17.1
Accounts payable	97.4	131.9
Current portion of lease liability	26.4	20.7
Other current liabilities	109.6	120.3
Total current liabilities	250.5	290.0
Long-term debt	462.4	428.9
Lease liability	104.3	87.0
Other non-current liabilities	139.4	124.4
Total liabilities	956.6	930.3
Total equity	404.8	427.6
Total liabilities and equity	$1,361.4	$1,357.9

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(Unaudited)

	Six Months Ended June 30,
	2020	2019

Net (loss) earnings	$1.3	$39.6
Cash (used in) provided by operating activities	(10.5)	55.9
Cash used in investing activities	(8.2)	(21.9)
Cash provided by (used in) financing activities	18.1	(32.7)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	—
Increase in cash and cash equivalents	(0.7)	1.3
Cash and cash equivalents at beginning of period	8.5	1.6
Cash and cash equivalents at end of period	$7.8	$2.9